Exhibit 21

Equity LifeStyle Properties, Inc.

Subsidiaries of the Registrant

State of Incorporated or Organization
MHC Operating Limited Partnership	Illinois

MHC TT, Inc.	Delaware

Realty Systems, Inc	Delaware